Exhibit (a)(1)(xiii)

Email Title: Important-Stock Option Exchange Program Final Information-Please Review Immediately!

Dear Domino’s Pizza Stock Option Holder:

Today is the day! DPZ closing stock price was $9.06. This closing price of DPZ stock will determine the basis for our stock option exchange program, with a final answer as to what your stock price will be for each of your various grant levels, as well as the number of shares you’ll retain within each of those levels.

The chart below lists all stock option grants issued on or after July 13, 2004 and details the new strike prices and ratios of the new replacement stock options for each eligible grant:

Grant Date	Current Strike Price	Affected /Not Affected	New Strike Price	% of Options Retained
7/13/2004	$2.75
7/13/2004	$14.00
2/18/2005	$3.61
2/18/2005	$17.11
5/6/2005	$18.36
7/29/2005	$11.52
7/29/2005	$25.02
10/19/2005	$7.79
10/19/2005	$21.29
2/16/2006	$12.82
2/16/2006	$26.32
3/13/2006	$13.32
3/13/2006	$26.82
7/26/2006	$8.96
7/26/2006	$22.46
2/14/2007	$18.26
7/18/2007	$18.39
9/14/2007	$16.94
1/2/2008	$12.80
2/13/2008	$14.08
5/19/2008	$12.95
7/16/2008	$10.88
9/22/2008	$12.59
1/2/2009	$5.02
2/10/2009	$6.59

If you’ve already made your election for this program previously (and you’re still happy with your choice) you don’t have to do anything more. If you haven’t already signed up (or you DO want to make a change) you need to do so before 9 a.m. Eastern Time on June 1. IF YOU DON’T MEET THIS DEADLINE, YOU WILL NOT BE ABLE TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM.

To get further information about the Stock Option Exchange Program or to make or change your election, please visit https://dominos.equitybenefits.com or fax your election to 866-886-3242. If you have any questions regarding the Stock Option Exchange Program, please call Meghan Vesey at 734-658-0795 or Joe Abraham at 734-604-2138 or email optionexchange@dominos.com.